Exhibit 99.1

CYALUME TECHNOLOGIES HOLDINGS, INC. OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2011 EARNINGS CALL TRANSCRIPT

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and welcome to the Cyalume Technologies 2011 First Quarter 2011 Earnings Conference Call. My name is Saeed, and I will be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. As a reminder, this conference is being recorded for replay purposes and will be available on the company’s website in addition to a transcript of the call.

With me today are the President and CEO, Derek Dunaway, and Chief Financial Officer, Mike Bielonko. Mr. Dunaway and Mr. Bielonko are going to discuss the company’s business activities and financial results for the first quarter 2011.

In compliance with SEC requirements, I’d like to read the following statement. Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those set forth in the forward-looking statements. The factors that could cause results to differ materially are included in the company’s filings with the Securities and Exchange Commission.

Forward-looking statements made during today’s call are only made as of the date of the conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, please refer to the disclosure made in the press release issued last night.

I will now turn the call over to Mr. Derek Dunaway.

Derek Dunaway, President and Chief Executive Officer

Thank you and welcome everyone to our first quarter conference call. Joining me today is Mike Bielonko, our Chief Financial Officer. I’ll address our overall business and provide a summary of our financial performance, and then Mike will provide you with greater detail on our financial results for the first quarter. Following Mike’s remarks, we’ll open the call to questions.

Results for the first quarter were slightly above last year and in line with management’s expectations. Revenue of $9.1 million grew 2% versus $8.9 million in Q1 2010. Gross margins improved to 49.8% versus 48.2% last year, contributing to adjusted net income of almost $700,000, up 9% versus Q1 2010.

Adjusted EBITDA of $2.2 million was flat year-over-year. Performance in our commercial and European business was particularly strong, and we ended the quarter with over $7 million in cash versus $1.6 million at this time last year.

Now I’ll provide more detail on the performance and outlook for each of our revenue sectors. First I’ll discuss our U.S. Military Chemical business. Total revenue for the quarter in our core business came in at $3.4 million, flat with last year. This business performed as we expected in the first quarter. Looking ahead, we expect to see softness in this business in the second quarter largely due to the delays in the passing of the 2011 budget, which I did mention during the last call, which put a hold on most of the orders from the DoD at the end of the first quarter, impacting second quarter revenues.

These delays are pretty consistent across the industry and we’re hearing the same challenges from several of our other partners. Orders are picking back up now, but the budget hasn’t passed and we anticipate that the stocking levels, which have dwindled as a result of the delay, will need to be refilled. As such, we expect there will be minimal to no impact on the full year from the slowdown.

Our reflective business was down about 30% from last year at $600,000 versus $900,000, but mainly due to timing issues. During the first quarter of 2010, we received a large order that was filled during that quarter. We received a very large first quarter order this year as well, but it was only partially filled in Q1. The remainder will be fulfilled in the second quarter and Q2 results should more than offset the shortfall in Q1.

Our international business continues to thrive, up 18% from 2010 to $2.4 million. The UK continues to be the largest customer, but we are seeing strong growth in other areas as well. During the quarter, our German partner renewed their contract as sole supplier to the German military for chemical light. Our outlook for the international business remains strong and we expect it to continue to outperform 2010.

The commercial business grew 10% in the quarter to $900,000, most of that growth coming from the European market. We’ve identified several new opportunities within the commercial and industrial safety arena overseas that we expect to continue to deliver strong performance.

Finally, the ammunition business continues to yield exciting results. The business was down slightly from last year $1.7 million. As anticipated, we are seeing a slowdown in orders for the Mk281 round, with our partner Rheinmetall sells to the U.S. Marine. As is typical with new ammunition contracts, the Marines have built up a reserve in the early years of this contract. Now that those reserve levels have been achieved, we expect to – expect orders to be based on user consumption levels.

While we do expect Marine orders to be lower this year for the Mk281, we have received orders in the first quarter for two new additional ammunition products through Rheinmetall, both of which will be delivered in the third quarter this year.

Additionally, during the quarter, we launched to great acclaim the new shotgun tracer round, the ChemiTracer, with our partner Fiocchi Ammunition. The initial feedback on the product has been extremely positive and we anticipate the new rounds to contribute modest incremental revenue in Q2 performance, but accelerated growth through the end of the year. The product, which is currently available at retail outlets in the United States and will be available in Europe shortly, represents a landmark achievement for the company and stands to solidify in a highly visible way Cyalume’s market-leading position in the global chemical light industry.

So in summary, 2011 started out in line with our expectations. Our international business continues to grow and expand, capitalizing on momentum generated in 2010, as well as on previous investments that the company made in building out our European and non-European international business. Our ammunition business continues to achieve milestones with the highly successful launch of two new military rounds and our first commercial round, demonstrating enormous growth potential that we see for [ph] these groups (6:42). We continue to work with our partners to identify applications and platforms for our unique chemiluminescent technology to complement our current product offerings.

That concludes my review of the revenue sectors. I’d like to ask Mike now to share with you the key financial results for the quarter. Mike?

Michael Bielonko, Chief Financial Officer

Thanks, Derek. First let me cover profit and loss. The increase in revenues of about 2% to approximately $9.1 million was due to volume growth, with a small amount due to price increases that took effect last year. The improvement in gross profit by 5.5% to approximately $4.5 million was due to a combination of increased sales, price increases and the change in product sales mix. The improvement in our gross margin to just under 50% from approximately 48% for the prior year was driven primarily by the mix, but also by the price increases.

Combined selling, general and administrative and R&D expenses for this quarter amounted to approximately $3 million, versus approximately $2.7 million for the prior year. This overall increase was largely due to an increase in payroll costs for the sales function and increased R&D activities. Income before taxes was essentially the same as in the prior year. However, net income did increase this year due to a return to a more normal effective tax rate.

Let me now turn to the balance sheet looking at the end of the first quarter of 2011 compared to year end 2010. At March 31 of this year cash of approximately $7 million was about $3 million higher than at year end. This was predominantly due to the proceeds of approximately $3.4 million received from the sale of common shares to institutional investors.

Accounts receivable at $3.2 million at March 31 was approximately $1.3 million higher than at year end due to increased sales during this quarter. Our fourth quarter sales generally represent the lowest amount of quarterly sales during the year. This increase in activity also accounts for inventories increasing by about $900,000 over year end balances, and in addition the buildup of inventories corresponds to the increase in accounts payable.

During the first quarter, we conservatively recorded both an asset and a liability of approximately $2.3 million each related to the ongoing litigation with Omniglow  LLC. The liability is reflected on the balance sheet in other non-current liabilities, while the asset stands alone under non-current assets as due from related party, reflecting the indemnification by the company’s previous owners. Consequently, no profit and loss charge occurred. For this case, the final decision has still not yet been rendered, and once one is issued, we fully intend to appeal on a number of grounds.

Finally in February we resumed principal payments on our senior debt of approximately $158,000 per month, in accordance with the debt financing transactions we completed last July.

Thank you. This concludes my remarks.

Derek Dunaway, President and Chief Executive Officer

Thank you, Mike. We’ll now open the call for questions. Operator, if you please proceed with that.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator instructions] Our first question comes from Paul Johnson from Nicusa Capital.

<A – Derek Dunaway>: Hi, Paul.

<Q – Paul Johnson>: Thank you. Hi. Couple of questions, if I may. Let me start with ammo, can you walk through the two new calibers you – or the two new orders you talked about through Rheinmetall?

<A – Derek Dunaway>: Sure. I’ll provide some detail. There are two rounds which I’ve discussed before that we’ve been waiting on actually for some time. We had expected them a little bit earlier than they came through. The first one was for a training round for low velocity 40 mm. It’s very similar in application to the high velocity round, so it will be non-pyrotechnic, non-dud producing training round for the marines.

The production this year will be a low rate initial production of probably a little over 100,000 rounds, with the expectation of it going into full rate production next year. There will be a new contract for that, but the marines do have it in their published budget for next year. So we’re very excited about that round.

The second round is a tactical round, an infrared round. Again, one that I’ve discussed I think publically in the past. The volumes of it are smaller, but it’s a very exciting application of our technology. We’ll be using a infrared marking round. Again, it’s also with 40 mm low velocity caliber, but it’s – but the application is tactical rather than training.

<Q – Paul Johnson>: Is that the first time you’ve shipped a tactical round?

<A – Derek Dunaway>: It will be, yes. This will be the first – the first truly tactical application of our technology in the ammunition space.

<Q – Paul Johnson>: Is this also the first time you’ve shipped infrared?

<A – Derek Dunaway>: For this purposes, yes.

<Q – Paul Johnson>: So that’s a brand-new market opportunity for you?

<A – Derek Dunaway>: Yes, it is.

<Q – Paul Johnson>: You’ve not really done a tactical round and you’ve certainly not done a tactical infrared round?

<A – Derek Dunaway>: No, that’s correct.

<Q – Paul Johnson>: So the high velocity, you’re just getting to steady state now in high velocity to the Marines?

<A – Derek Dunaway>: Yes, we are with the Marines. There’s still opportunity within the Army. There’s still international opportunities with that round as well. So there is still, I think, some substantial growth opportunities right now, but the expectations for the remainder of the year is really just to be kind of at a steady state level.

<Q – Paul Johnson>: When you look at the success that Marines have had with those high velocity and now the move into low velocity and obviously now the move into tactical. What’s – and I realize the Marines and the Armies don’t talk to each other, but what is the – as the different troops have to work together increasingly [ph] in these various theaters, does the Army ever look over and say, boy, they have better toys than we do? Or...

<A – Derek Dunaway>: I think that certainly does happen, and I think you do see a transfer of best practices to the different branches of the military. The – not to be critical of the Army, I certainly don’t want to be the – I think they’re just a little bit more deliberate in making their decisions. So I think the process that they’re going to go through in evolving to and adopting a round like this, it takes a little bit more time. We certainly have seen interest from the Army in a round like the round that we’re providing the Marines. They’ve openly stated that they have an interest in pursuing it. So it just is a matter of taking a little bit more time.

<Q – Paul Johnson>: I know you’re starting to ship ChemiTracer and you’ve talked about not – because it’s a new market opportunity and a new area hard to calibrate – no pun intended – hard to calibrate how big that market opportunity is. It sounds like incrementally you can hear – can you hear very positive news in terms of market receptivity and your partner’s interest, is that fair a takeaway?

<A – Derek Dunaway>: That’s definitely fair takeaway. At this point, the reception has been a little bit better than we expected, I think, from the volume standpoint and the interest level that – the feedback that we’re hearing from our customer has been very positive. And we definitely expect to see the orders for that continue to grow throughout the year.

<Q – Paul Johnson>: Is there any – your people that are in the military also sometimes are sport shooters. Is there ever any fallover from a commercial application like this, a ChemiTracer to military application?

<A – Derek Dunaway>: Certainly, and I think in two ways. What we’re doing with this technology, as a tracer application we’re trying to leverage in our attempts to sell other applications into the military, particularly in the medium caliber arena. But also like you said, there lot of military personnel are participating in shooting activities – non-military shooting activities, in fact most of the – several of the army bases have shooting ranges on them for trap and skeet and sporting clays. We have directly targeted those operations and we actually expect to be selling into those areas as well within the next couple of months.

<Q – Paul Johnson>: Got it. International, obviously this has been a focus over the last 18 months. You’re starting to reap some benefits. You said in the past, UK is the largest just because in the sense they were the earliest. But you also said you are seeing other NATO countries start to adopt some of the procedures that involve a chemical light product in their standard approach. It sounds like you’re continuing to see traction there?

<A – Derek Dunaway>: Yes, we are. We’re very excited about some of the developments we’re seeing in some of the other countries, France and Germany in particular. And as I mentioned, we are partner. We sell – Germany is a little bit different from UK, in that they don’t purchase through the NATO contract. They purchase on their own separate contract, which we’ve held through a partner in Germany for the last several years and we just did renew that contract with the [indiscernible] in Germany this quarter as well.

<Q – Paul Johnson>: And then finally on the commercial side, it sounds like you’re starting to see some traction in Europe, maybe the more so than in the U.S. for some of your commercial products?

<A – Derek Dunaway>: Yes, some of the safety applications seem to be really taking hold in a couple of areas over there. We saw some very strong orders coming out of the UK in some of the safety areas and we expect to see that to continue throughout the year.

<Q – Paul Johnson>: Any update on the flare? I assume this is the flare or is this...

<A – Derek Dunaway>: No, it’s actually using the products more for marking and signaling applications.

<Q – Paul Johnson>: Got it. Any update on what’s going on with the flare?

<A – Derek Dunaway>: The flare continue – we’re continuing to sell the flare. We have – it has not been as successful as we had initially hoped and we’re trying to find ways to reduce the cost and thus reduce the end user price of the flare. We’re getting a lot of – the biggest obstacle we seem to see with that product is the pricing issue.

<Q – Paul Johnson>: If you could get that down more parity with a traditional flare or at least close, I assume the safety aspects of it swamp the -

<A – Derek Dunaway>: Precisely, and that’s the challenge that we’re taking on to try and achieve.

<Q – Paul Johnson>: Got it. If you – as you do cost reductions for the flare, is there any benefit to the rest of your product line and then the potential breakthrough is to reduce the cost of other products as well as or is that really a separate effort?

<A – Derek Dunaway>: It’s really a separate effort.

<Q – Paul Johnson>: Got it. I lied, there is one more question. On the sales side, big increase in sales spending. I’m assuming that’s because of the opportunity you are seeing in various markets.

<A – Derek Dunaway>: A little bit. We’ve also brought on a couple of extra personnel this quarter in the sales team in line with our expectations. We are trying to aggressively grow the sales effort in the military side focusing on some non-traditional military channels, as well as on the ammunition side. So we have increased the sales expense really mostly to personnel.

<Q – Paul Johnson>: Got it. Thank you.

<A – Derek Dunaway>: Thanks, Paul. Good to hear from you.

Operator:  Thank you. [Operator Instructions] Our next question comes from Mark Jordan of Noble Financial.

<A – Derek Dunaway>: Hi, Mark.

<Q – Mark Jordan>: A question on the shotgun opportunity. If you were to look out into 2012, could you give kind of a range of what revenue that could generate, sort of, on an optimistic side and sort of a pessimistic side?

<A – Derek Dunaway>: To be honest, Mark, it’s a little premature for me to be confident in putting a number around it. I think that after we get through the second quarter, I’ll have a lot more – higher degree of confidence of the magnitude once we get a little bit more feedbacks through the different channels in the market, and hopefully start getting some feedback from the European side. I will say that the feedback so far has been very positive. And I certainly expect it to be the significant contributor to our ammunition business line in 2012.

<Q – Mark Jordan>: Okay. And then second question kind of related to your comments on sort of the new rounds that are coming into the marketplace. Obviously you have other initiatives going with multiple manufacturers. Could you share with us what you think might be some of the new rounds will be introduced here in the next 18 months in addition to the tactical round with low velocity 40 milimeter that have been introduced to-date?

<A – Derek Dunaway>: Obvioulsy, Mark, for some confidentiality reasons, I’m hesitant to give too much detail on the specifics of the calibers. I can tell you that there is probably about seven different projects that are – that we’re looking at very seriously. Most of them have to do with using the chemiluminescent technology as a spotting or marking application. We’re also looking at a number of applications in the medium caliber area that would involve a tracer round very similar to what we’re doing with the shotgun round, but for military application in the medium caliber arena. We are looking at – the majority of the opportunities that we’re looking at are in calibers larger than what we’re doing – than what we’ve done traditionally. I don’t want to give away too many – more specific details for reasons of confidentiality.

<Q – Mark Jordan>: Okay. How many different manufacturers do you think would be bringing product to the marketplace in the – by the end of 2012?

<A – Derek Dunaway>: Well, by the end of 2012, it might be a little optimistic for bringing some of these things to market. Right now, as you know, we have a relationship with General Dynamics and with Rheinmetall and with Fiocchi. We’ve got a couple of projects with General Dynamics that are progressing very well and are pretty advanced stage. We also have about three other potential projects with other companies that are in various stages of development, that I think if we’re able to bring to market they’re probably more like 2013 type of opportunities. But we are working very hard to diversify and expand our partnership base.

<Q – Mark Jordan>: Thank you very much.

<A – Derek Dunaway>: Certainly. Thanks, Mark. Good to hear from you.

Operator:  Thank you. [Operator Instructions] Gentlemen, actually we do have a follow-up question from Mr. Mark Jordan from Noble Financial.

<A – Derek Dunaway>: Okay.

<Q – Mark Jordan>: Just another thing that came to mind. With this legal suit, obviously you put matching assets and liabilities up on the balance sheet. Just from a current way of standpoint, I take it if everything goes contrary to your expectations that goes against the organization, does the organization that is committed to reimburse you, do they have the wherewithal to do that?

<A – Derek Dunaway>: Yes, they do.

<Q – Mark Jordan>: Okay. Thank you.

<A – Derek Dunaway>: Certainly.

Operator:  [Operator Instructions] I am showing no further questions at this time, sir.

Derek Dunaway, President and Chief Executive Officer

Okay, great. Well, thank you very much. Just in closing, I’d like to say that we continue to be very excited about the growth opportunities that exist in our marketplace and we remain optimistic about the future. The underlying fundamentals driving demand for our products have not changed and we remain quite positive about our growth opportunities over the next several years. We believe Cyalume’s leadership position and environmentally friendly chemiluminescent technology is the driving factor supporting this outlook.

The company is only just beginning to realize the transformational growth potential associated with this technology. And with an addressable market estimated to be in the hundreds of millions, we are intensely focused on executing on this great opportunity.

I’d like to thank you for your interest in Cyalume and for taking time to participate in our call today and look forward to updating you on our second quarter call. Thanks.

Operator:  Ladies and gentlemen, thank you for participating in today’s conference. This concludes our program for today. You may all disconnect. Have a wonderful day.